                         CERTIFICATE OF AMENDMENT OF THE
                         CERTIFICATE OF INCORPORATION OF
                              ALM CAPITAL CORP. II

         ALM CAPITAL CORP. II, a corporation organized under the General Corporation Law of the State of Delaware (hereinafter called the "Corporation"), does hereby certify as follows:

         1. That the Board of Directors of the Corporation adopted a resolution setting forth and declaring advisable the following amendment to the Certificate of Incorporation of the Corporation.

         2. That in lieu of a meeting and vote of the stockholders, the sole stockholder of the Corporation has given its written consent to such amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

         3. That Article FIRST of the Certificate of Incorporation of the Corporation, which sets forth the name of the Corporation, is hereby amended to read as follows:

             FIRST: The name of the corporation (the "Corporation") is American Lawyer Media, Inc.

         4. That such amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by the undersigned this __ day of November, 1997.

                              ALM CAPITAL CORP. II

                              By:  /s/ Anup Bagaria
                                -----------------------------------
                                Name:  Anup Bagaria
                                Title:  Vice President